February 6, 2024

Hi Marty, welcome back!

Get ready! JetBlue is unlike any other company and we know you have what it takes to thrive here. By now, you’ve had a glimpse of our values in action - Safety, Caring, Integrity, Passion and Fun – and beginning with your start date here on February 26, 2024, we’re excited to see how you’ll bring them to life for yourself, your fellow Crewmembers and our Customers as President, JetBlue Airways reporting primarily and directly to our Chief Executive Officer (CEO).
Your Crewmember ID number is TBD, and you’ll be based at JetBlue’s Long Island City Support Center (LSC). You shall be permitted to maintain a hybrid in-office/remote working arrangement, subject to JetBlue policy as it may exist from time to time. You join your fellow Crewmembers as the face of our brand and the heart of our mission – to inspire humanity, and we believe there is none better for the job.
Upon your acceptance, please sign and return this letter to us, confirming our offer of employment under the following terms and conditions:
SALARY: $625,000 annualized (“Base Salary”), to be paid on the fifth (5th) and twentieth (20th) of each month. If either day falls on a Saturday, pay day will be the Friday before. If either day falls on a Sunday, pay day will be Monday. Your Base Salary shall be reviewed annually for increase, but not decrease, other than as part of, and generally consistent with, a general reduction of base salaries affecting other similarly situated senior executives.
ANNUAL INCENTIVE: Target of 125% of Base Salary, with a minimum of 0% and a maximum of 250% of Base Salary, based on the achievement of Company and personal performance (75% based on Corporate Performance Factor and 25% based on individual goals), which is due and payable by March 15 of the following year, and subject to your continued employment through the date of payment. Your target Annual Incentive shall be reviewed annually for increase, but not decrease, other than as part of, and generally consistent with, a general reduction of target annual incentives affecting other similarly situated senior executives. Notwithstanding the foregoing, your annual incentive for 2024 shall not be prorated and shall be paid at no less than target.
PERFORMANCE-BASED SIGN-ON BONUS: The Company shall provide you with a one-time sign-on bonus of $500,000 subject to the following terms and conditions:
•This sign-on bonus will be delivered in two tranches, both of which shall be subject to your achievement of up to three objectives, as selected by the CEO, which must be met between your start date and February 15, 2026.
•$250,000 first tranche will be paid approximately 30 days after your start date in regular payroll cycle.
•$250,000 second tranche will be paid within 30 days following the first anniversary of your start date subject to your continued active employment through such date.
•The full amount of $500,000 is at risk and subject to full, partial or no payout, as determined by the CEO, based on achievement of the defined key deliverables referenced above. JetBlue is authorized to clawback any previously paid tranche or portion thereof to reflect such partial achievement. To the extent the clawback is being effected on any previously paid tranche while you are still actively employed, it will be effected on a gross basis before taxes. Following the certification of the attainment of the defined key deliverables referenced above, no earned portion of the sign-on bonus shall be subject to clawback on the basis of partial achievement or failure to achieve (but, for the avoidance of doubt, shall still be subject to clawback pursuant to the immediately following paragraph if employment is terminated before February 15, 2026, as described in such paragraph).
•In addition, the bonus is subject to clawback if you are not actively employed from your start date through February 15, 2026; provided, that, if your employment terminates before February 15, 2026 as a result of your death or Disability (as defined in the Company’s Severance Plan or Executive Change in Control Severance Plan, as applicable) then only a pro-rated portion of the bonus shall be subject to clawback, with such pro-ration to be calculated based on both the number of days of your continuous employment with us since the start date, and the CEO’s assessment of the degree to which the applicable key deliverables were achieved as of the date of your termination. If a clawback is triggered because your employment terminates, such clawback will be on an after-tax basis.
LONG-TERM INCENTIVE: Starting in 2024, you will be eligible to receive an annual long-term incentive equity grant pursuant to the JetBlue Airways Corporation 2020 Omnibus Equity Incentive Plan, as may be amended from time to time and Company policy, subject to approval by the Compensation Committee. Your 2024 award will have a target value of $2,000,000, which will be delivered 50% in the form of Restricted Stock Units (RSUs) and 50% in the form of Performance Stock Units (PSUs). Your award of RSUs and PSUs will be made on the regularly scheduled grant date for awards to newly hired executives, subject to your continued employment through such date.
50% Restricted Stock Units: The 2024 RSUs are time based and vest in equal annual installments over a three-year period from the Grant Date.
50% Performance Stock Units: The 2024 PSUs are issued with a three-year performance period, in accordance with the program approved by the Compensation Committee. PSUs vest based upon company performance and upon review and certification of such by the Compensation Committee and, when vested, are issued as JetBlue Airways common stock.
SPECIAL APPLICABILITY OF RETIREMENT VESTING PROVISIONS FOR EQUITY AWARDS:
Standard terms of our equity awards provide for full or partial vesting upon a qualifying retirement (i.e., age of fifty-five (55) and ten (10) years of service). As a returning Crewmember, in consideration of your prior service, you will re-qualify for these retirement vesting provisions if you remain in continuous service with us from your start date through the third anniversary of the start date (i.e., you complete three years of employment).
RELOCATION / TRANSITION*: In your new position you will be given a relocation benefit. Please review the relocation document sent under separate cover, and JetBlue will consider other appropriate compensation to address transition costs. Relocation must be completed within twelve months from your start date.
SEVERANCE PLANS: You will participate in the JetBlue Airways Corporation Severance Plan, as a Top Executive (as therein defined), and the JetBlue Airways Corporation Executive Change in Control Severance Plan, as a Tier I Employee (as therein defined) each as they may be amended from time to time.
401(k): JetBlue sponsors a 401(k) plan to which you may contribute a portion of your pay. JetBlue also provides a dollar-for-dollar matching contribution up to 5% of your eligible earnings to encourage you to save for retirement, subject to the terms of the applicable plans.

MEDICAL/DENTAL/VISION: Coverage for medical, dental, vision and flexible spending account benefits becomes effective on the first of the month following your start date. The Company pays the majority of the cost of coverage for you and your dependents. Details will be covered during your orientation session.
LIFE INSURANCE and AD&D: The Company pays for basic life insurance equal to one times your annual salary. You can purchase dependent coverage under the group plan as well as additional supplemental coverage for yourself up to six times your annual salary.
LONG TERM DISABILITY: Full-time Crewmembers will be eligible for Long Term Disability coverage on date of hire.
CREWMEMBER ASSISTANCE PROGRAM (CAP): You and your eligible dependents can participate on your first day of employment. This program provides access to a counselor for support around issues affecting you and your family members.
PAID TIME OFF (PTO): JetBlue offers an innovative approach to your Paid Time Off benefits. PTO gives you the flexibility to decide when and how you use the time. As an officer, you are eligible for unlimited PTO.
CERTAIN OTHER MATTERS: As you know, you and JetBlue signed a Separation Agreement and General Release on July 15, 2019 (the SAGR), and you subsequently signed the Bring-Down Release contemplated in the SAGR. Except as specifically provided herein, nothing in this offer letter is intended to supersede or replace the provisions of the SAGR or Bring-Down Release, and you and JetBlue agree that those provisions of the SAGR and Bring Down Release that are continuing remain in full force and effect in accordance with their terms, including (without limitation) the Travel Privileges, the OAL Retiree Flight Privileges, and the covenants relating to non-disparagement and cooperation; provided, that, comments made in the normal course of performing your duties for the Company (e.g., performance reviews) shall not be treated as violating the non-disparagement provisions of the SAGR, but you understand and agree that all comments that you make in the course of performing your duties for JetBlue shall be subject to JetBlue policies and procedures as the same may be in effect from time to time. In addition, you and JetBlue agree that the following phrase of the second and third sentences of Section 6 of the SAGR – “or is in connection with Executive’s employment or service with any Releasee or the termination thereof” – shall not be interpreted to apply to your employment with JetBlue from and after the start date or any termination of such employment. For the avoidance of doubt, other than for the purposes of the specific rights and obligations preserved pursuant to this letter agreement, your employment with the Company for purposes of its plans and policies is understood to begin on the start date, and shall be treated as such.
By signing this letter, you represent and warrant to JetBlue that (i) when you commence employment on the start date, you will not be an employee of any other person or entity, (ii) your employment with JetBlue will not conflict with or be constrained by any prior employment, employment agreement, consulting agreement, undertaking, partnership relationship, equity ownership interest or any other relationship or any other contractual obligations, fiduciary or other duties or legal restrictions, (iii) your performance of your duties will not require you to, and you shall not rely on in the performance of your duties or disclose to JetBlue or induce JetBlue in any way to use or rely on, any trade secret or other confidential or proprietary information or material belonging to any previous employer or service recipient, (iv) subject to any limitations due to confidentiality or other contractual obligations between you and any prior employer or service provider, you have provided accurate and complete information regarding the nature of your ongoing or prior employment relationships and your material activities (including all facts and circumstances that could affect your ability to provide services to JetBlue), (v) you will immediately inform JetBlue if any of the representations are or become inaccurate, and (vi) you agree that, during your employment with JetBlue, you will honor fully all legal or contractual obligations you have to third parties that may restrict you from soliciting or interfering with customers, employees or the like or from using or disclosing trade secrets or other proprietary or confidential information.

All amounts in this offer letter are gross amounts, before taxes, unless the letter provides otherwise.

After you’ve reviewed this offer letter, kindly sign below and return it to Laurie Villa.

Welcome to JetBlue. Inspiration starts here, with you.

Sincerely,
/s/ Laurie Villa                         Date: February 6, 2024
Laurie Villa
Chief People Officer

I Accept

/s/ Martin St. George                        Date: February 6, 2024
Martin St. George

Please note by acknowledging this offer of employment, you are acknowledging you have received notice of your pay rate, overtime rate (if eligible), allowances, and designated payday.

* lf after accepting this offer you decide to resign (other than for Good Reason), or are terminated for Cause, from the employment of JetBlue prior to the completion of 24 months, you will be required to reimburse JetBlue for the relocation costs paid by JetBlue. No repayment shall be required for termination as a result of death or Disability.

From time to time, for reasons such as, but not limited to, competitive surveys, Crewmember input, and legal requirements, the benefits we provide our Crewmembers may be changed or discontinued at any time for any reason. The terms outlined herein, are subject to, and governed by the terms and conditions of the applicable plans, Company policies and/or other applicable grant agreements, and may be changed by the Company from time to time. You are hired on an at-will basis, meaning this letter or any other communication is not to be construed as a contract of permanent employment or for any terms and conditions of employment, unless in writing and signed by the Chief Executive Officer of the Company. You may resign or be terminated, at any time, at the Company’s discretion. This offer of employment is contingent upon a successful background verification and drug screen.